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EXHIBIT 2.4

                          LOCK-UP AND VOTING AGREEMENT


         This Lock-up and Voting Agreement, dated as of July 18, 2002 (this "Agreement"), is entered into by and between Mobility Electronics, Inc., a Delaware corporation ("Parent"), iGo Corporation, a Delaware corporation (the "Company"), XMicro Holding Company, Inc., a California corporation, and Mark Rapparport ("Company Stockholder"). All capitalized terms used herein without definition having the respective meanings ascribed to them in the Merger Agreement (as defined below).

                              W I T N ES S E T H :

         WHEREAS, Parent, IGOC Corporation, a Delaware corporation ("Sub"), and the Company have entered into an Agreement and Plan of Merger, dated as of March 23, 2002 (the "Merger Agreement"); and

         WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company, Parent, XMicro, Company Stockholder and certain other persons and entities, executed and delivered a Settlement Agreement, of even date herewith (the "Settlement Agreement"); and

         WHEREAS, as a condition and inducement to Parent and the Company entering into the Settlement Agreement, the Company Stockholder has agreed to vote and to cause to be voted all shares of Company Common Stock now owned or hereafter acquired by the Company Stockholder, for and in favor of the merger of the Company with and into Sub contemplated by the Merger Agreement (the "Merger"), and have agreed to the other terms and provisions contained herein;

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Settlement Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. DEFINITIONS. Each term used herein with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term in the Merger Agreement. The following terms shall have the respective meanings set forth below:

                  (a) "DISPOSITION" shall mean any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of Company Common Stock, including the right to vote, and the right to possession of Company Common Stock as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration.

                  (b) "TERM" shall mean the period commencing on the date hereof and continuing until the first to occur of any of the triggering events set forth in Sections 7(g), 7(h) and 7(i) of the Settlement Agreement.


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         2. VOTING OF COMPANY COMMON STOCK. The Company Stockholder hereby agrees that, during the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Company Stockholder will appear at the meeting or otherwise cause the shares of Company Common Stock now owned or hereafter acquired by the Company Stockholder (the "COMPANY SHARES") to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Company Shares (a) in favor of the adoption of the Merger Agreement and the approval of all other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof, (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (c) against any action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement.

         3. RESTRICTION ON DISPOSITION OF COMPANY COMMON STOCK. The Company Stockholder hereby agrees that, during the Term, the Company Stockholder will not make, offer to make, agree to make, or suffer any Disposition of its Company Shares or any interest therein, except as provided in the Settlement Agreement and the Depository Agreement which is an Exhibit to the Settlement Agreement (the "Depository Agreement").

         4. RESTRICTION PROXIES AND NON-INTERFERENCE. Except as provided in the Settlement Agreement and the Depository Agreement, the Company Stockholder hereby agrees that, during the Term, the Company Stockholder will not (i) grant any proxies or powers or attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (ii) deposit its Company Shares into a voting trust or enter into a voting agreement with respect to such Company Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (iii) take any action that would make any representation or warranty of the Company Stockholder contained herein untrue or incorrect or would result in a breach by the Company Stockholder of its obligations under this Agreement. The Company Stockholder further agrees not to enter into any agreement or understanding with any Person, the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

         5. COVENANTS. REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDERS. The Company Stockholder hereby represents and warrants to, and agrees with, Parent and iGo as follows:

                  (a) OWNERSHIP OF SHARES. Such Company Stockholder is the sole record and beneficial owner of 3,531,199 of shares of Company Common Stock. On the date hereof, such Company Shares constitute all of the shares of Company Common Stock owned of record or beneficially owned by the Company Stockholder. The Company Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

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                  (b) AUTHORIZATION. The Company Stockholder has the full legal right to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company Stockholder and constitutes a valid and binding agreement enforceable against the Company Stockholder in accordance with its terms except
(i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                  (c) NO CONFLICTS. Except for filings, authorizations, consents and approvals as may be required under the Securities Act and the Exchange Act,
(i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental authority, or any other Person, is necessary for the execution of this Agreement by the Company Stockholder and the consummation by the Company Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by the Company Stockholder, the consummation by the Company Stockholder of the transactions contemplated hereby or compliance by the Company Stockholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational documents of the Company Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Company Stockholder is a party or by which the Company Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, role or regulation applicable to the Company Stockholder or any of his or its properties or assets.

                  (d) NO ENCUMBRANCES. Except as provided in the Settlement Agreement and the Depository Agreement. the Company Stockholder owns its Company Shares free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for (i) any such matters arising hereunder and (ii) bona fide pledges of such shares as security for obligations owed to the Company; provided, however, in the event that the Company acquires any interest in all or any of such shares, including, without limitation, legal or beneficial ownership thereof or any voting rights with respect thereto, whether through foreclosure or otherwise, the Company hereby agrees to be bound by the terms of this Agreement with respect to such shares as if it were the Company Stockholder.

                  (e) RELIANCE BY PARENT AND THE COMPANY. The Company Stockholder understands and acknowledges that Parent and the Company are entering into the Settlement Agreement in reliance upon such Company Stockholder's execution and delivery of, and compliance with, this Agreement.

         6. TERMINATION. This Agreement will terminate upon the first to occur of any of the triggering events set forth in Section 7(g), 7(h) and 7(i) of the Settlement Agreement.


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         7. MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  (b) CERTAIN EVENTS. So long as this Agreement has not been terminated as provided in Section 6 above, the Company Stockholder agrees that this Agreement and the obligations hereunder shall attach to its Company Shares and shall be binding upon any Person to which legal or beneficial ownership of such Company Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's successors. Notwithstanding any such transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

                  (c) CHANGE IN COMPANY COMMON STOCK. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Company Shares" shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged.

                  (d) ACQUISITION OF ADDITIONAL COMPANY SHARES. The Company Stockholder agrees to promptly notify Parent and iGo of the number of shares of Company Common Stock acquired by such Company Stockholder, if any, after the date of this Agreement.

                  (e) WAIVER OF APPRAISAL RIGHTS. The Company Stockholder hereby waives, releases and discharges any rights of appraisal or rights to dissent from the Merger that the Company Stockholder may have.

                  (f) ASSIGNMENTS; RIGHTS OF ASSIGNEES; THIRD PARTY BENEFICIARIES. This Agreement shall not be assignable by the Company Stockholder without the prior written consent of Parent and the Company. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                  (g) SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

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                  (h) WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

                  (i) SECTION HEADINGS. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

                  (j) CHOICE OF LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in Maricopa County, Arizona, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and
(iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any panics hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

                  (k) NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

           If to Parent:                     Mobility Electronics, Inc.
                                             7955 East Redfield Road
                                             Scottsdale, Arizona 85260
                                             Fax:           (480) 596-0061
                                             Attention:     Charles R. Mollo

           If to the Company:                iGo Corporation
                                             9393 Gateway Drive
                                             Reno, Nevada  89511
                                             Fax:           (775) 746-6156
                                             Attention:     David E. Olson


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           If to the Company Stockholder:    Mark Rapparport
                                             2435 East Coast Highway, Suite 5
                                             Corona del Mar, California  92625
or to such other address or fax number as any party may have famished to the others in writing in accordance herewith.

                  (l) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

                  (m) SEVERABILITY OF PROVISIONS. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

         8. EFFECTIVENESS. This Agreement shall become effective simultaneously with the execution and delivery of the Settlement Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

                           MOBILITY ELECTRONICS, INC.

                           By:  /S/ JEFFREY S. DOSS
                                ------------------------------------------------
                                   Jeffrey S. Doss, Executive Vice President

                           IGO CORPORATION

                           By:      /S/ SCOTT SHACKELTON
                                    --------------------------------------------
                                    Scott Shackelton, CFO

                           XMICRO HOLDING COMPANY, INC.

                           By:      /S/ MARK RAPPARPORT
                                    --------------------------------------------
                                    Mark Rapparport, President


                           /S/ MARK RAPPARPORT
                           -----------------------------------------------------
                           Mark Rapparport

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